EXHIBIT 4.8

                                MIACO CORPORATION
                            STOCK OPTION PLAN (1991)



         1.       PURPOSE.

         The purpose of the MIACO Corporation Stock Option Plan (the "Plan") is to provide a means by which MIACO Corporation (the "Corporation"), through the grant of stock options to employees deemed eligible by the Corporation's Board of Directors, may attract and retain persons of ability and motivate these persons to exert their best efforts on behalf of the Corporation. It is intended that any option granted under the Plan shall not be an incentive stock option under Section 422A of the Internal Revenue Code of 1986, as amended.

         2.       SHARES SUBJECT TO THE PLAN.

         There shall be reserved 500,000 shares of the voting common stock of the Corporation for which options may be granted under the Plan. The reserved shares may be authorized and unissued shares or treasury shares of the Corporation or any combination of both as determined by the Board of Directors of the Corporation. If an option granted under the Plan expires, terminates or is cancelled for any reason, the shares of stock representing that option shall be available again under the Plan.

         3.       ADMINISTRATION OF THE PLAN.

         The Plan shall be administered by the Board of Directors of the Corporation. Subject to and not inconsistent with the provisions of the Plan, the Board shall have complete authority in its discretion to interpret all provisions of the Plan consistently with the law, to prescribe the form of the instrument evidencing any option granted under the Plan, to adopt, amend and rescind general and special rules and regulations for the administration of the Plan and to make all other determinations necessary or advisable for the administration of the Plan.

         4.       ELIGIBILITY AND GRANT OF OPTIONS UNDER THE PLAN.

         Options may be granted to those officers, executives, supervisory and other employees of the Corporation as may be determined by the Board of Directors in its sole discretion. No option shall be granted under the Plan after 31 March 1996.

         5.       TERMS AND CONDITIONS OF OPTIONS GRANTED UNDER THE PLAN.

         Each option granted under the Plan shall be evidenced by an agreement in a form determined by the Board. Such agreement shall be subject to the following express terms and conditions and such other terms and conditions as the Board may deem appropriate.

          (a) Option Period. Each option agreement shall specify the period for which the option thereunder is granted and shall provide that the option shall expire at the end of such period. The period for which an option is granted may not exceed 10 years from the grant of the option.
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          (b)  Exercise of Option.  An option  granted to an  optionee  shall be
               exercisable   subject  to  the   following   express   terms  and
               conditions.

                           (i) During the continuous employment of the optionee. Each option shall be exercisable from time to time over a period beginning on the date of grant of the option and ending on the earlier of the expiration, termination or cancellation of the option; provided, however, that the Board may by the provisions of any option agreement limit the number of shares purchasable under the agreement in any period or periods of time during which the option is exercisable.

                           (ii) After the termination of employment of the optionee. If an optionee ceases to be a continuous employee of the Corporation for any reason, his right to exercise any option under the Plan shall terminate on the date that his continuous employment first ceases. An employee of the Corporation shall be deemed a "continuous employee" of the Corporation if the employee is a full time employee, actively working on the Corporation's behalf. An employee shall be deemed a "continuous employee" hereunder notwithstanding the fact that he or she is not actively working on the Corporation's behalf due to either (a) a short-term disability leave; (b) a leave of absence due to a documented medical emergency in the employee's immediate family; or (c) a leave of absence due to the employee having been called to active duty in the military service of the United States of America. The employee shall be deemed not to be a "continuous employee" in the event his or her absence from active employment exceeds a total of ninety days due to one or more of the circumstances set forth in subsections 5(b)(ii)(a-c) above. The Board of Directors of the Corporation, in its capacity as the responsible body for administration of this Plan, shall have sole discretion in interpreting any questions which arise under this subsection 5(b)(ii).

          (c) Option Price. The option price per share shall be determined by the Board.

          (d) Payment Of Purchase Price Upon Exercise. Each option shall provide that the purchase price of the shares for which an option may be exercised shall be paid in cash to the Corporation at the time of exercise.

          (e) Nontransferability. No option granted under the Plan shall be transferable. During his lifetime, an option shall be exercisable only by the optionee.

          (f) Investment Representation and Acknowledgment of Transfer Restrictions. The shares of stock to be issued upon the exercise of all or any portion of any option granted under the Plan shall be issued on the condition that the optionee acknowledges and agrees to the Corporation's absolute right to veto any proposed transfer of shares received upon exercise of options granted hereunder or to repurchase any such shares upon a proposed transfer or upon termination of the optionee's employment and that the optionee represents that the option and purchase of stock upon exercise of the option shall be for investment purposes and not with a view to resale, distribution, offering, transferring, mortgaging, pledging, hypothecating or otherwise disposing of any such stock under circumstances which would constitute a public offering or distribution under the Securities Act of 1933 or the securities laws of any state. No shares of stock shall be issued upon the exercise of any option unless the Corporation shall have received from the optionee a written statement satisfactory to the Corporation, or its counsel,

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               containing   the   above    agreements,    acknowledgments    and
               representations, stating that a certificates representing such shares may bear a legend or legends restricting their transfer and stating that the Corporation's transfer agent or agents may be given instructions to stop transfer of any certificate bearing such legend or legends.

          (g) No Rights As A Shareholder. No optionee shall have any rights as a shareholder with respect to any share subject to his option prior to the date of issuance to him of a certificate for such share.

          (h) No Rights To Continued Employment. The Plan and any option granted under the Plan shall neither confer upon any optionee any right with respect to continuance of employment by the Corporation, nor shall it interfere in any way with the right of the Corporation to terminate his employment at any time.

          (i) Merger Or Sale Of Assets. If the Corporation or its stockholders enter into an agreement to dispose of all, or substantially all, of the assets or outstanding capital stock of the Corporation or to transfer more than 50% of the capital stock of the Corporation by means of a sale or liquidation, or a merger or reorganization in which the Corporation or a business entity which is not owned by the stockholders who own at least 50% of the Corporation's outstanding capital stock immediately prior to such transaction ("Affiliate") is not the surviving corporation, the unexercised portion of any option shall be terminated as of the effective date of such sale, liquidation, merger or reorganization; provided, however, that the Board shall give written notice of the agreement to an optionee, and during the period beginning when the optionee receives the notice and ending 60 days after that notice date, the optionee shall have the right, conditioned upon consummation of the contemplated sale, transfer or transaction, to exercise his unexercised option(s) under the Plan without regard to installment exercise limitations, if any; provided further, that the option(s) may not be exercised after the fixed period of the option(s). No rights shall arise under this subsection as a result of a redemption by the Corporation or Affiliate of capital stock of the Corporation which is triggered by the death of one of the Corporation's shareholders or by the execution of an agreement contemplating such a redemption.

         6.       COMPLIANCE WITH OTHER LAWS AND REGULATIONS.

         The Plan, the grant and exercise of options under the Plan and the obligation of the Corporation to sell and deliver shares under such options, shall be subject to all applicable federal and state laws, rules and regulations and to such approvals by any government or regulatory agency as may be required. The Corporation shall not be required to issue or deliver any certificates for shares of common stock prior to the completion of any registration or qualification of such shares under any federal or state law, or any ruling or regulation of any governmental body which the Corporation shall, in its sole discretion, determine to be necessary or advisable.

         7.       AMENDMENT AND DISCONTINUANCE.

         The Board may amend, suspend or discontinue the Plan; provided, however, that no action of the Board of Directors may (a) increase the number of shares reserved for options pursuant to Section 2 or (b) permit the granting of options which expire beyond the period provided for in Section 5(a). Without the written consent of an optionee, no amendment or suspension of the Plan shall alter or impair any option previously granted to him under the Plan.
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         8.       EFFECTIVE DATE.

         The effective date of the Plan shall be 1 April 1991.

         9.       NAME OF THE PLAN.

         The Plan shall be known as the MIACO Corporation Stock Option Plan.

         10.      EFFECT OF THE PLAN ON OTHER STOCK PLANS.
The adoption of the Plan shall have no effect on awards made or to be made pursuant to other stock plans covering employees of the Corporation, a parent corporation or any predecessors or successors thereto.